Exhibit 99.1

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Dow Announces Appointment of Karen S. Carter as Chief Operating Officer

MIDLAND, Mich. – December 3, 2024 – Dow (NYSE: DOW) today announced that Karen S. Carter, currently president of Dow Packaging & Specialty Plastics, has been appointed to the role of Chief Operating Officer, effective immediately.

Carter will be responsible for driving business and operational performance across the organization with a focus on strengthening customer engagement and relationships, accelerating the commercialization of Dow’s innovation pipeline, and enhancing the Company’s reliability and service to customers. She will assume strategic oversight of Dow’s business operating segments – Packaging & Specialty Plastics, Industrial Intermediates & Infrastructure, and Performance Materials & Coatings. In addition, Dow’s Integrated Supply Chain, Purchasing, Information Systems, and Commercial organizations will align to Carter. She will continue to report to Dow Chair and Chief Executive Officer Jim Fitterling and will join the Company’s Executive Committee. She will continue to be based in Midland, Michigan.

“Karen is a proven leader with more than three decades of experience at Dow delivering strong business results,” said Fitterling. “She has an excellent track record of operating discipline, maintaining close relationships with key partners and customers, and driving innovation across the organization. She has successfully led our largest business and played critical leadership roles in other essential business and functional teams within Dow, always with a focus on developing and maintaining high-performing teams. As COO, she will work closely with me and our executive team to drive growth and value creation across our operating segments, while continuing to provide innovative and sustainable solutions for our customers.”

Carter joined Dow in 1994 and has held a broad progression of leadership positions in her more than 30-year career with Dow, including business operations, sales and marketing, and human resources. Her career features international experience and extensive global business leadership positions within Building and Construction, Polyethylene, Engineering Thermoplastics, Fabricated Products and Information Technology Equipment, and Consumer Electronics.

Most recently, Carter served as President of Dow’s Packaging & Specialty Plastics (P&SP) operating segment, one of the world’s largest suppliers of polyethylene resins and functional polymers with more than $23 billion in annual sales. Under her leadership, P&SP has expanded cost-efficient capacity through asset upgrades, production expansions, and improved reliability. In partnership with customers and brand owners, Carter has led the development of innovative solutions that are helping to enable a circular economy. This includes the launch of circular product lines, such as REVOLOOP™ Recycled Plastic Resins and INNATE™ Precision Packaging Resins, as well as the acquisition of Circulus and strategic partnerships to scale circular feedstock supply.

Immediately prior to leading P&SP, Carter served as Dow’s Chief Human Resources Officer and Chief Inclusion Officer, where she successfully institutionalized a culture where all employees can grow and thrive, thereby fully contributing to Dow’s business strategy and long-term value growth.

Carter is on the board of directors for Southwire, a leading manufacturer of wire and cable used in the transmission and distribution of electricity, delivering power to millions of people around the world. She is also on the board of directors for the Great Lakes Bay Region Boys and Girls Clubs of America. Carter serves as the chair of the Business Leaders Committee on the State of Michigan’s Black Leadership Advisory Council and is a member of the Executive Leadership Council and chair of the Catalyst Board of Advisors.

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

###

For further information, please contact:

Rachelle Schikorra

ryschikorra@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow